Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421, x8262	(310) 208-2550

CERADYNE, INC. ANNOUNCES
COMMON STOCK REPURCHASE PROGRAM

Costa Mesa, California—August 31, 2011—Ceradyne, Inc. (NASDAQ: CRDN) announced today that its Board of Directors has authorized the repurchase of up to $100 million of Ceradyne common stock in open market transactions, including block purchases, or in privately negotiated transactions. This authorization is in addition to the approximately
$7.5 million remaining under the Company’s $100 million stock repurchase program authorized in March 2008.

The stock repurchase program does not include specific price targets or timetables and may be suspended or terminated at any time prior to completion. Ceradyne intends to use cash on hand to acquire the shares. Repurchased shares will be cancelled.

Joel P. Moskowitz, Ceradyne’s chairman and chief executive officer, commented:  “We believe a repurchase program is an appropriate use of our cash and underscores our belief in the long-term value of our stock. At our current trading levels, our Board of Directors believes that Ceradyne stock is an attractive investment for Ceradyne and its shareholders.”

About Ceradyne, Inc.
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel, and commercial applications. In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information about the Company can be found at http://www.ceradyne.com.

Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

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